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                                 Exhibit 10.16


                                PROMISSORY NOTE



$25,000.00                                              Bellows Falls, Vermont
                                                        June 23, 1994




         FOR VALUE RECEIVED, NEW ENGLAND WIRELESS, INC., having an office and place of business at 56 Green Street, Bellows Falls, Vermont 05101 ("Maker") promises to pay to the order of _____________, the sum of Twenty five thousand Dollars ($25,000.00) with interest from date at the rate of seven and one-half percent (7.5%) per annum. Principal and interest shall be due and payable in full at any time more than one hundred (180) days after the date hereof upon demand by the holder.

         Maker agrees to pay all costs and expenses, including reasonable attorneys' fees, for the collection of this Note upon default, and to pay interest on all amounts not paid when due (pursuant to the terms hereof, by acceleration or otherwise) at the rate of twelve percent (12%) per annum until paid in full. All payments shall be made to the holder at 441 West Ferry Detroit, MI 48202 or at such other place as the holder hereof from time to time may designate in writing.

         This Note may be prepaid at any time, in whole or in part, without penalty.

         Maker hereby irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in Detroit, MI, in any action or proceeding arising out of or relating to this Note, and the Maker hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such State or Federal court. The Maker irrevocably consents to the service of any and all process in any such action or proceeding by the mailing via certified mail of copies of such process to the Maker as its address set forth for the giving of notices, above, or at such other address as shall be designated by the Maker in writing to the holder. In the event that, for any reason, service of legal process cannot be made in the manner described above, such service may be made in the manner set forth in paragraphs (3) and (4) of section 1608 (a) of Title 28 of the United States Code. The Maker agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this paragraph shall affect the right of the holder to serve legal process in any other manner permitted by law against the Maker or the Maker's property in the courts of other jurisdictions. To the extent that the Maker has nay immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid or execution or otherwise) with respect to it or its property, the Maker hereby irrevocably waives such immunity in respect of its obligations under this Note to the fullest extent permitted by applicable laws in any jurisdiction where any action or proceeding referred to in this paragraph may be brought.





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         Maker may,  with the consent of the holder,  pay the amount due under this note by causing to be issued to the holder shares of the capital stock of World Wide Wireless, Inc., a Delaware corporation. Stock in World Wide Wireless, Inc., will be issued at Three Dollars ($3.00) per share.

Maker hereby waives presentment, demand, notice of dishonor and protest and all surety defenses in the nature thereof.

         No delay or omission on the part of the holder in exercising any right hereunder shall operate as a waiver of such right or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.



IN PRESENCE OF:                               New England Wireless, Inc.

_______________________                       By:________________________

_______________________